Exhibit 99.1
PRESS RELEASE
WHITE KNIGHT RESOURCES, NEVADA PACIFIC GOLD &
TONE RESOURCES SHAREHOLDERS OVERWHELMINGLY ACCEPT
US GOLD’S OFFERS!
READY TO BUILD NEVADA’S PREMIER EXPLORATION COMPANY!
For Immediate Release
Denver, Colorado (March 23, 2007) — US GOLD CORPORATION (AMEX: UXG — TSX: UXG) is pleased to announce that shareholders of White Knight Resources Ltd., Nevada Pacific Gold Ltd., and Tone Resources Limited have overwhelmingly accepted US Gold’s offers to acquire the outstanding shares of each target company!
US Gold’s wholly-owned subsidiary, US Gold Canadian Acquisition Corporation, has taken up and accepted the following number and approximate percentage of common shares of each target company based on the outstanding shares today:

	Number of Common	Percentage of Outstanding
	Shares Tendered	Common Shares

White Knight Resources	55,752,661	93.7%

Nevada Pacific Gold	59,278,256	83.5%

Tone Resources	18,806,726	89.4%
“We are pleased that shareholders of the three target companies have accepted our offer! We will now move quickly to integrate these four companies and drive forward. During this process, US Gold has accomplished many of the goals I set for the Company in order to create Nevada’s premier exploration company: We strengthened the treasury, increased our trading liquidity by listing our common shares on the American and Toronto Stock Exchanges and began an aggressive $30 million exploration program at our Tonkin Project. These three acquisitions will take us one step closer to achieving our goal, with a large discovery being the last and most exciting on the list,” stated Rob McEwen, Chairman and CEO of US Gold.
Under the offers, US Gold Canadian Acquisition Corporation offered 0.35 of an exchangeable share for each outstanding White Knight Resources common share, 0.23 of an exchangeable share for each Nevada Pacific Gold common share and 0.26 of an exchangeable share for each Tone Resources common share. The aggregate number of exchangeable shares to be issued in the offers by US Gold Canadian Acquisition

Corporation will be approximately 38,037,179. It is anticipated that certificates for the exchangeable shares will be delivered next week.
Now that the offers have expired, US Gold and US Gold Canadian Acquisition Corporation intend to implement a subsequent acquisition transaction under Canadian law, in order to acquire full ownership of each of the target companies.
Cautionary Statements
This press release contains certain “forward-looking statements.” Such forward-looking statements are often identified by words such as “intends”, “anticipates”, “believes”, “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, under the caption “Risk Factors” and in other reports filed with the SEC. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, please contact:

William F. Pass	Ana E. Aguirre
Vice President and Chief Financial Officer	Manager, Investor Relations
Tel: (303) 238-1438	Tel: (647) 258-0395
Fax: (303) 238-1724	Toll Free: (866) 441-0690
bill@usgold.com	Fax: (647) 258-0408
165 So. Union Blvd., Suite 565	info@usgold.com
Lakewood, CO. USA 80228	99 George Street, 3rd Floor
Toronto, ON M5A 2N4